UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 30, 2008

CENTERLINE HOLDING COMPANY
(Formerly CharterMac)
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or other Jurisdiction of Incorporation)

1-13237	13-3949418
(Commission File Number)	(IRS Employer Identification Number)

625 Madison Avenue, New York, NY 10022
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 317-5700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Definitive Material Agreement

On May 30, 2008, Centerline Mortgage Capital Inc. and Centerline Mortgage Partners Inc. (collectively, the "Companies"), each of which is a subsidiary of Centerline Holding Company (the “Registrant”), entered into an Amended and Restated Warehousing Credit and Security Agreement (the “Agreement”) with SunTrust Bank and Bank of America, N.A. (together as “Lender”), and Bank of America N.A. as the agent for the Lender (the “Agent”).  Pursuant to the Agreement, the Companies may borrow up to $150,000,000, and the Agreement provides for a mechanism to temporarily increase the amount of the Lenders’ commitment under the Agreement, subject to the Lenders’ consent.  The Companies will use advances under the Agreement to fund the origination of certain types of eligible loans described in the Agreement, including loans originated on behalf of Fannie Mae and Freddie Mac, with such advances bearing interest at a rate of 100 basis points per annum over monthly LIBOR.  The Lenders commitments under the Agreement terminate and any outstanding advances are due on May 29, 2009.  The Companies have pledged as security for advances under the Agreement any mortgages financed by such advances and servicing and other rights related thereto.  The Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of such agreement.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.

(a).	Financial Statements

Not Applicable

(b).	Pro Forma Financial Information

Not Applicable

(c).	Exhibits

Exhibit 10.1 Amended and Restated Warehousing Credit and Security Agreement, dated as of May 30, 2008, among Centerline Mortgage Capital Inc., Centerline Mortgage Partners Inc., and Bank of America, N.A., as agent for the lenders, and as a lender.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Centerline Holding Company (Registrant)

BY:	/s/ Robert L. Levy
Robert L. Levy
Chief Financial Officer

June 4, 2008

Exhibit Index

Exhibit 10.1 Amended and Restated Warehousing Credit and Security Agreement, dated as of May 30, 2008, among Centerline Mortgage Capital Inc., Centerline Mortgage Partners Inc., and Bank of America, N.A., as agent for the lenders, and as a lender.